Mobiform Software Reports Profitable Quarter

CRYSTAL RIVER, FL -- (Marketwire - March 14, 2011) - Mobiform Software Inc. (OTCBB: MOBS), a software developer that enables the visualization of real time data, today announced the continuance of its growth achieved in 2010.

Revenue for the quarter was $410,532, an 18% increase over $347,023 for the same period last year. Net income nearly doubled, from $96,493 in Q1 of 2010, to $176,579 for the quarter just closed resulting in a modest net income per share for the first time since Mobiform's inception.

Allen Ronald DeSerranno, President & CEO, said, "We are pleased with our success to date, and appreciate the continued support of our valued shareholders. As our products are deployed and accepted in the marketplace, we anticipate that the company's growth and prosperity will continue. While the bulk of this increase was in technology licensing, we are seeing an uptake in our HMI (Human Machine Interface) and SCADA (Supervisory Control and Data Acquisition) business, and believe this will become our primary source of revenue in time."

Mobiform specializes in the compelling visualization of real-time data and has produced exceptional data visualization solutions for manufacturing, power & utilities, automation, and other fields of business making use of HMI and SCADA software products. Mobiform leverages Silverlight, Windows Presentation Foundation and Windows Azure by Microsoft in the development of its products.

Mobiform PR Contact:
Kathleen O'Keefe
Mobiform Software Inc.
Tel: (352) 564-9610
kokeefe@mobiform.com